Exhibit 3.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEDIANEWS GROUP, INC.
     MediaNews Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     1. The name of the Corporation is MediaNews Group, Inc. and it was originally incorporated under the name Affiliated Newspapers Investments, Inc. The original certificate of incorporation was filed on January 25, 1994 with the Secretary of State of the State of Delaware.
     2. The Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the certificate of incorporation of the Corporation, declaring a Fourth Amended and Restated Certificate of Incorporation of the Corporation to be advisable, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, such Fourth Amended and Restated Certificate of Incorporation to read as follows:
     FIRST: The name of the Corporation is MediaNews Group, Inc. (hereinafter, the “Corporation”).
     SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
     THIRD: The nature of the business and of the purpose to be conducted and promoted by the Corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Three Million One Hundred Fifty Thousand One Hundred (3,150,100) shares, consisting of (i) Three Million (3,000,000) shares of Class A Common Stock, with a par value of One-Thousandth of a Dollar ($0.001) per share (the “Class A Common Stock”), (ii) One Hundred Fifty Thousand (150,000) shares of Class B Common Stock, with a par value of One-Thousandth of a Dollar ($0.001) per share (the “Class B Common Stock”), and (iii) One Hundred (100) shares of Class C Common Stock, with a par value of One-Thousandth of a Dollar ($0.001) per share (the “Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”). Each of the Class A Common Stock, Class B Common Stock and Class C Common Stock is sometimes referred to herein as a “class of Common Stock”.

COMMON STOCK
     1. Voting Rights.
          (a) Class A Common Stock. Except as otherwise provided by law and in Section 1(c) below, the holders of Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In connection with all such matters, the number of votes to which each holder of Class A Common Stock shall be entitled shall be as set forth in Article EIGHTH of this Fourth Amended and Restated Certificate of Incorporation. No election of directors need be by written ballot.
          (b) Class B Common Stock. The holders of Class B Common Stock shall have no voting rights, except for such rights as may be required by the first sentence of paragraph (b)(2) of Section 242 of the General Corporation Law of the State of Delaware or any similar provision hereafter enacted. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares of Class B Common Stock then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the Class A Common Stock, voting as a single class, without a vote by holders of the Class B Common Stock.
          (c) Class C Common Stock. The holders of Class C Common Stock shall have no voting rights, except for such rights as may be required by (i) this Fourth Amended and Restated Certificate of Incorporation and (ii) the first sentence of paragraph (b)(2) of Section 242 of the General Corporation Law of the State of Delaware or any similar provision hereafter enacted. Without limitation of the exception set forth in clause (ii) of the preceding sentence, the following actions shall not be taken without the affirmative vote of the holders of a majority of the Class C Common Stock, voting as a single class:
               (i) any increase or decrease in the authorized number of shares of Class C Common Stock;
               (ii) any increase or decrease in the number of outstanding shares of Class C Common Stock;
               (iii) any change in the par value of the Class C Common Stock; and
               (iv) any alteration or change in the powers or other rights of the Class C Common Stock set forth in this Fourth Amended and Restated Certificate of Incorporation in any way that affects the Class C Common Stock adversely.
     2. Removal of Directors for Cause. A director may be removed for cause by a vote of the majority of the outstanding shares of Class A Common Stock. The cumulative voting provisions of Article EIGHTH of this Fourth Amended and Restated Certificate of Incorporation shall not apply to a vote for removal of a director for cause, and each holder of Class A Common Stock shall be entitled to one vote for each share held.

     3. Dividends.
          (a) General. The holders of Class A Common Stock and the holders of Class C Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor (and subject to the limitations provided for below in this Section 3), dividends payable in cash, stock or otherwise. In connection with all dividends paid to holders of Class A Common Stock, each share of Class A Common Stock shall have equal rights of participation with all other shares of Class A Common Stock, in all respects. In connection with all dividends paid to holders of Class C Common Stock, each share of Class C Common Stock shall have equal rights of participation with all other shares of Class C Common Stock, in all respects. No dividends shall be paid to holders of Class B Common Stock.
          (b) Class A Common Stock. Dividends on Class A Common Stock may be declared and paid only to the extent of the excess, if any, of (i) the assets of the Corporation legally available therefor over (ii) the Class C Available Dividend Amount (such excess, the “Class A Available Dividend Amount”).
          (c) Class C Common Stock. Dividends on Class C Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Class C Available Dividend Amount.
          (d) Relationship Between Dividends.
               (i) The Board of Directors shall have the discretion to determine whether dividends paid on the Class A Common Stock are paid out of assets comprising the Bay Area Business or assets comprising the Non-Bay Area Business. In declaring a dividend on Class A Common Stock, the Board of Directors shall specify the extent to which such dividend is paid out of assets comprising the Bay Area Business and/or the Non-Bay Area Business.
               (ii) If and to the extent that the Board of Directors shall desire to declare a dividend from the assets comprising the Non-Bay Area Business, then the Board of Directors shall declare dividends on both the Class A Common Stock and the Class C Common Stock such that the holders of Class C Common Stock receive in the aggregate an amount equal to (i) the Class C Allocation Percentage multiplied by (ii) the sum of such dividends paid to the holders of Class C Common Stock and Class A Common Stock, respectively, out of assets comprising the Non-Bay Area Business; provided, however, that the Board of Directors may on or after the date this Fourth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware declare and pay dividends on the Class A Common Stock from the assets comprising the Non-Bay Area Business in the cumulative aggregate amount of $25,000,000 without declaring dividends on the Class C Common Stock.
          (e) Share Distributions. The Board of Directors may declare and pay dividends to holders of any class of Common Stock consisting of any securities of the Corporation, any Subsidiary of the Corporation, or any other Person, including, without limitation, a dividend consisting of shares of any class of Common Stock (or any Convertible Securities). However,

securities of (or convertible into) a class of Common Stock may be distributed to holders of another class of Common Stock only for consideration.
     4. Rights on Liquidation.
          (a) Liquidation Percentages. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the funds of the Corporation remaining for distribution to holders of all classes of Common Stock shall be apportioned between the holders of Class A Common Stock and Class B Common Stock, on the one hand, and the holders of Class C Common Stock, on the other hand, based on the ratio of the aggregate Fair Value of the outstanding shares of Class A Common Stock and Class B Common Stock (as if such Class B Common Stock had been converted into Class A Common Stock), on the one hand, to the aggregate Fair Value of the outstanding shares of Class C Common Stock, on the other hand (the “Class A/B Liquidation Amount” and the “Class C Liquidation Amount”, respectively). Each holder of record of Class A Common Stock and each holder of record of Class B Common Stock shall participate in the Class A/B Liquidation Amount on a pro rata basis with respect to each other holder of record of Class A Common Stock and each other holder of record of Class B Common Stock (as if such classes of Common Stock constituted a single class of capital stock). Each holder of record of Class C Common Stock shall participate in the Class C Liquidation Amount on a pro rata basis with respect to each other holder of record of Class C Common Stock.
          (b) Certain Transactions. For purposes of this Section 4, a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), or the sale, transfer or lease by the Corporation of all or substantially all its assets, shall not constitute or be deemed a Liquidation.
     5. Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of any class of Common Stock (the “Affected Class”), the outstanding shares of the other classes of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the Affected Class have been split, subdivided or combined.
     6. Mandatory Conversion of Class B Common Stock.
          (a) Upon (x) the consummation of a public offering by the Corporation or its stockholders of shares of the Corporation’s Class A Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, that results in (i) aggregate cash proceeds to the Corporation and selling stockholders of an amount equal to or greater than $50 million (before deduction of underwriting discounts and commissions) and (ii) the listing of such Class A Common Stock on any national securities exchange, (y) consummation of any transaction that results in (i) the listing of Class A Common Stock on any national securities exchange and (ii) shares of such Class A Common Stock having a market value of at least $50 million held by Persons that are not “affiliates” of the Corporation (as such term is used in Rule 144 under the Securities Act of 1933, as amended) or (z) such date as shall have been determined by the Board of Directors (the “Class B Conversion Date”), all outstanding shares of Class B

Common Stock shall automatically be converted into an equal number of shares of Class A Common Stock.
          (b) All holders of record of shares of Class B Common Stock shall be given written notice of the Class B Conversion Date and the place designated for mandatory conversion of all such shares of Class B Common Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Class B Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, to each record holder of Class B Common Stock. Upon receipt of such notice, each holder of shares of Class B Common Stock shall surrender such holder’s certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 6. On the Class B Conversion Date, all outstanding shares of Class B Common Stock shall be deemed to have been converted into shares of Class A Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Class B Common Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 6. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Class B Conversion Date and the surrender of the certificate or certificates for Class B Common Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof.
          (c) If any certificate representing shares of Class A Common Stock is to be issued in a name other than that in which the certificate representing shares of Class B Common Stock surrendered for conversion thereof is registered, it shall be a condition of such issuance that the person requesting the issuance pays any transfer or other taxes required by reason of the issuance of certificates for such shares of Class A Common Stock in a name other than that of the record holder of the certificate surrendered, or establishes, to the satisfaction of the Corporation or its agent, that such tax has been paid or is not applicable. Under no circumstances shall the Corporation be liable to a holder of shares of Class B Common Stock for any shares of Class A Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (d) All certificates evidencing shares of Class B Common Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Class B Conversion Date and until such surrender be deemed to represent the number of shares of Class A Common Stock into which the shares of Class B Common Stock represented thereby were converted.

          (e) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversion of the shares of Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
     7. Redemption of Class C Common Stock. The Class C Common Stock will be subject to redemption by the Corporation on the terms set forth below in this Section 7.
          (a) Redemption at Option of Board of Directors Following Occurrence of Tax Event. At any time following the occurrence of a Tax Event, the Board of Directors, in its sole discretion, provided that there are assets of the Corporation legally available therefor and that the Board of Directors determines that there is no other reasonable course of action available to it that could as effectively eliminate or mitigate the adverse effects associated with the Tax Event, may cause the Corporation to redeem all, and not less than all, of the outstanding shares of Class C Common Stock for an amount per share in cash equal to the greater of (x) the Fair Value thereof and (y) the per share consideration paid to the Company upon the issuance of each share of Class C Common Stock (the “Class C Redemption Price”), in accordance with the redemption procedures set forth in Section 7(b) of this Article FOURTH.
          (b) Redemption Procedures for Class C Common Stock.
               (i) No adjustments in respect of dividends shall be made upon the redemption of any             shares of Class C Common Stock; provided, however, that, if the date fixed by the Board of Directors for redemption (the “Effective Date”) shall be subsequent to the record date for the payment of a dividend or other distribution on or with respect to Class C Common Stock but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution, notwithstanding the redemption of such shares.
               (ii) In the event that the Board of Directors exercises its right to cause the Corporation to redeem the shares of Class C Common Stock, the Corporation shall give written notice of such redemption to the holders of Class C Common Stock (a “Class C Notice”) as soon as practicable before or after the Effective Date, by first class or registered mail, postage prepaid, or by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware. The Class C Notice shall specify the Effective Date and may be conditioned on or otherwise subject to such terms as the Board of Directors may determine in its sole discretion and which terms and conditions shall be stated in the Class C Notice. As soon as practicable after the determination of the Class C Redemption Price (and unless such information was previously included in the Class C Notice), the Corporation shall send a written notice to the holders of Class C Common Stock setting forth the Class C Redemption Price.
               (iii) Upon receipt of a Class C Notice with respect to the redemption of Class C Common Stock, each holder of shares of Class C Common Stock shall surrender such holder’s certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive a payment from the Corporation equal to the number of shares of Class C Common Stock owned by such holder multiplied by the Class C Redemption Price (the “Class C Redemption Payment”). On the Effective Date, all outstanding shares of Class C Common Stock shall be deemed to have been redeemed, as the case may be, and all rights with respect to the Class C Common Stock so converted or redeemed, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock if applicable), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive the Class C Redemption Payment. If so required by the Corporation, certificates surrendered to the Corporation shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Effective Date and the surrender of the certificate or certificates for Class C Common Stock, the Corporation shall cause to be delivered to such holder, or on such holder’s written order, the Class C Redemption Payment.
               (iv) All certificates evidencing shares of Class C Common Stock which are required to be surrendered for redemption in accordance with the provisions hereof shall, from and after the Effective Date and until such surrender, be deemed to represent the right to receive the Class C Redemption Payment.
     8. Adjustment of the Class C Allocation Percentage. The Class C Allocation Percentage shall be adjusted from time to time without a vote of the stockholders of the Corporation (i) to reflect issuances or redemptions of stock by the Corporation or capital contributions by stockholders, (ii) to reflect the Fair Value of capital contributions to the Bay Area Business or Non-Bay Area Business, (iii) in accordance with the provisos to the definitions of Bay Area Business and Non-Bay Area Business, (iv) as provided in Sections 2.4 and 9.5(b) of the Stock Purchase Agreement, dated as of August 2, 2006, between the Corporation and The Hearst Corporation, as amended from time to time, and (v) under such other circumstances as the Board of Directors determines appropriate to reflect the economic substance of any other event or circumstance, provided that, in each case of clauses (i), (ii), (iii) and (v), the adjustment shall be made pursuant to the policies established by the Board of Directors from time to time for determining Fair Value and adjustments to the Class C Allocation Percentage (the “Fair Value Policies”). The Corporation shall prepare a statement of any such adjustment, and shall file such statement with the Secretary of the Corporation.
     9. Certain Definitions. As used in this Article FOURTH:
     “Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. “control” (including, with correlative meanings, “controlled by”, “under common control with” and “controlling”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the relevant Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such Affiliate, or otherwise).
     “Applicable Business” shall mean the Bay Area Business or the Non-Bay Area Business, as the case may be.
     “Bay Area Business” shall mean, as of any date of determination,
               (i) all right, title and interest of the Corporation in and to the Bay Area Newspapers including, without limitation, any indirect interest therein owned through partnerships or corporations in which the Corporation has a direct or indirect ownership interest;
               (ii) all other assets and liabilities of the Corporation and its Subsidiaries that the Board of Directors has, at any time, attributed to the Bay Area Business in accordance with policies established by the Board of Directors from time to time (including, but not limited to, notional intercompany indebtedness, proceeds of issuances or stock or incurrence of indebtedness, income tax liabilities, working capital and corporate overhead);
               (iii) any earnings and expenditures attributable to any of the foregoing; and
               (iv) the proceeds of any Disposition of any of the foregoing;
provided, however, that if (x) one of the Applicable Businesses is unable to satisfy a liability when due out of its liquid assets, it may satisfy such liability out of liquid assets of the other Applicable Business, or (y) required under agreements or indentures governing indebtedness for borrowed money of the Corporation or its Subsidiaries, funds of one of the Applicable Businesses may be used to satisfy indebtedness for borrowed money allocated to the other Applicable Business, and in each such case at the election of the Board of Directors, either (a) such payments shall be treated as a notional loan from the Applicable Business providing the funds to the other Applicable Business, bearing interest at a rate equal to the cost of funds from time to time under the Corporation’s senior debt facility (or in the case of clause (y), the indebtedness repaid) or (b) the Class C Allocation Percentage shall be adjusted accordingly in accordance with the Fair Value Policies.
     “Bay Area Newspapers” shall mean (i) each of the publications set forth in the following sentence and (ii) any other publication acquired after this Fourth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware and designated by the Board of Directors as a Bay Area Newspaper. The initial Bay Area Newspapers are:

Alameda Journal	Fremont Bulletin	Rose Garden Resident
Alameda Times-Star	Home & Design (Spaces)	SV Home
Almaden Resident	Image	Santa Cruz Classifieds
The Argus (Fremont)	Jobs and Careers	Santa Cruz Magazine
Auto Finder	The Journal (El Cerrito)	Santa Cruz Sentinel
Berkeley Voice	La Ganga	San Jose City Times
The Berryessa Sun (Pleasanton)	Los Gatos Daily News	San Jose Mercury News
Brentwood News	Los Gatos Weekly Times	The San Mateo County Times
Burlingame Daily News	Marin Independent Journal	San Mateo Daily News
Campbell Reporter	Mendocino Beacon	Saratoga News
Classified Gazette (Marin)	Milpitas Post	Sunnyvale Sun
Contra Costa Times	The Montclarion (North Oakland)	The Tri-Valley Herald (Pleasanton)
Cupertino Courier	The Oakland Tribune	Vallejo Times Herald
The Daily Review (Hayward)	The Pacifica Tribune	The Valley Times
Dream Homes	Palo Alto Daily News	The Wave (Pacifica)
East Bay Daily News	The Piedmonter	Willow Glen Resident
East Bay Real Estate Connection (Oakland)	Redwood City Daily News	West San Jose Resident
Enhance	The Reporter (Vacaville)
     “Class C Allocation Percentage” shall mean 31%, subject to adjustment from time to time as described in this Article FOURTH; provided, however, that such fraction shall in no event be greater than one.
     “Class C Available Dividend Amount” shall mean, as of any date of determination, the amount determined by multiplying the Class C Allocation Percentage by: (1) the excess of (i) the amount by which the total assets of the Non-Bay Area Business as of such date exceed the total liabilities of the Non-Bay Area Business as of such date over (ii) the amount of the Corporation’s stated capital with respect to the Class C Common Stock, or (2) in case there shall be no excess under clause (1) above, the net profits of the Non-Bay Area Business for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
     “Convertible Securities” shall mean any securities of the Corporation or any Subsidiary of the Corporation that are convertible into, exchangeable for or evidence the right to purchase any shares of any class of Common Stock (or any other class or series of capital stock of the Corporation), whether upon conversion, exercise or exchange, or pursuant to anti-dilution provisions of such securities or otherwise.
     “Disposition” shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock, or otherwise) by the Corporation of any of its properties or assets to any Third Party. “Disposition” shall not include a merger, consolidation, exchange of shares or other business combination transaction involving the Corporation in which the Corporation (or, if applicable, a parent entity of the Corporation) continues immediately following such transaction to directly or indirectly hold the same interest in the assets and liabilities comprising the Applicable Business that the Corporation held immediately prior to such transaction.

     “Fair Value” shall mean, in the case of any share of any class of Common Stock or of any other assets or property, the value thereof, as determined in a manner approved by the Board of Directors in good faith and in accordance with the Fair Value Policies. The Corporation shall prepare a statement of any determination by the Board of Directors respecting the Fair Value of any properties, assets or securities, and shall file such statement with the Secretary of the Corporation.
     “Fair Value Policies” shall have the meaning given to such term in Section 8 of this Fourth Amended and Restated Certificate of Incorporation.
     “Non-Bay Area Business” shall mean, as of any date of determination, all of the businesses, assets and liabilities of the Corporation and its Subsidiaries, other than the businesses, assets and liabilities that comprise the Bay Area Business including, without limitation,
               (i) all right, title and interest of the Corporation in and to any newspaper that is not a Bay Area Newspaper including, without limitation, any indirect interest therein owned through partnerships or corporations in which the Corporation has a direct or indirect ownership interest;
               (ii) all other assets and liabilities of the Corporation and its Subsidiaries that the Board of Directors has, at any time, attributed to the Non-Bay Area Business in accordance with policies established by the Board of Directors from time to time (including, but not limited to, notional intercompany indebtedness, proceeds of issuances or stock or incurrence of indebtedness, income tax liabilities, working capital and corporate overhead);
               (iii) any earnings and expenditures attributable to any of the foregoing; and
               (iv) the proceeds of any Disposition of any of the foregoing;
provided, however, that if (x) one of the Applicable Businesses is unable to satisfy a liability when due out of its liquid assets, it may satisfy such liability out of liquid assets of the other Applicable Business, or (y) required under agreements or indentures governing indebtedness for borrowed money of the Corporation or its Subsidiaries, funds of one of the Applicable Businesses may be used to satisfy indebtedness for borrowed money allocated to the other Applicable Business, and in each such case at the election of the Board of Directors, either (a) such payments shall be treated as a notional loan from the Applicable Business providing the funds to the other Applicable Business, bearing interest at a rate equal to the cost of funds from time to time under the Corporation’s senior debt facility (or in the case of clause (y), the indebtedness repaid) or (b) the Class C Allocation Percentage shall be adjusted accordingly in accordance with the Fair Value Policies.
     “Person” or “person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

     “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.
     “Tax Event” shall mean receipt by the Corporation of an opinion of nationally recognized tax counsel of the Corporation’s choice, to the effect that, as a result of any amendment to, clarification of, or change (including a prospective change) in, the laws (or any interpretation or application of the laws) of the United States or any political subdivision or taxing authority thereof or therein (including enactment of any legislation and the publication of any judicial or regulatory decision, determination or pronouncement), which amendment, clarification or change is effective, announced, released, promulgated or issued on or after the date of initial issuance of the Class C Common Stock, regardless of whether such amendment, clarification or change is issued to or in connection with a proceeding involving the Corporation, the Bay Area Business or the Non-Bay Area Business and whether or not subject to appeal, there is a significant risk that:
               (i) for tax purposes, the issuance of Class C Common Stock by the Corporation on or following the date of this Fourth Amended and Restated Certificate of Incorporation would be treated as a sale or other taxable disposition by the Corporation or any of its Subsidiaries of any of the assets, operations or relevant Subsidiaries to which the Class C Common Stock relates resulting in material adverse tax consequences to the Company or its Subsidiaries, or
               (ii) the existence of the Class C Common Stock would subject the Corporation, its Subsidiaries or Affiliates, or any of their respective successors or stockholders, to the imposition of material additional taxes or to other material adverse tax consequences.
     “Third Party” shall mean any Person other than an Affiliate of the Corporation.
     FIFTH: The Corporation is to have perpetual existence.
     SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and its directors and of its stockholders or any class thereof, as the case may be, it is further provided:
     l. Board of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors, which shall constitute the whole Board of Directors, shall be such even number of directors as shall be fixed from time to time by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors, which the Corporation would have if there were no vacancies.
     2. By-Laws. The power to adopt, amend, or repeal the By-Laws and to adopt new By-Laws may be exercised by the unanimous vote of all directors then serving on the Board of Directors, or by the affirmative vote of the holders of at least three-fourths of the outstanding shares of Class A Common Stock.

     SEVENTH:
     l. Personal Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     2. Right to Indemnification. Each person (a “Covered Person”) who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and such indemnification shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in the following section hereof, “Right of Claimant to Bring Suit,” the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right. A Covered Person shall be entitled to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, which advancement of expenses shall require an undertaking only to the extent required by law, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
     3. Right of Covered Person to Bring Suit. If a claim under the preceding section, “Right to Indemnification,” is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the

Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     4. Non-Exclusivity of Rights. The right of indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Fourth Amended and Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
     5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
     EIGHTH: At all elections of directors of the Corporation, each holder of Class A Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of Class A Common Stock multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit. In all other matters, each holder of Class A Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.
     NINTH: Whenever the stockholders are required or permitted to take any action at any annual or special meeting, such action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

     TENTH: From time to time any of the provisions of this Fourth Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Fourth Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.
     ELEVENTH: Prior to an initial public offering of shares of Class A Common Stock, a stockholder will not be permitted to transfer shares of any class of Common Stock, and the Corporation and its Transfer Agent, if applicable, will not be required to register any transfer of shares of any class of Common Stock if, in the opinion of counsel to the Corporation, as a result of such transfer and the subsequent transfer of other shares of Common Stock to 100 persons not then stockholders of the Corporation, the Corporation will be required to register any class of Common Stock under the federal Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
* * *
     3. The foregoing Fourth Amended and Restated Certification of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Certificate of Incorporation this 19th day of October, 2007.

By:	/s/ Joseph J. Lodovic, IV
Joseph J. Lodovic, IV
President

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